For release Nov., 6, 2003, at 5:30 a.m. Pacific time

CLOROX EARNS 60 CENTS EPS IN FIRST QUARTER;

UPDATES SECOND-QUARTER OUTLOOK

OAKLAND, Calif., Nov. 6, 2003 – The Clorox Company (NYSE: CLX) (PSE: CLX) today reported results in line with its previously communicated expectations for the first quarter of fiscal year 2004, which ended Sept. 30, 2003.

“We knew the first quarter would be the toughest comparison of the year, and we’re pleased to have met our expectations, given our high level of spending behind a record number of first-quarter product launches and a significant increase in product costs,” said President and Chief Executive Officer Jerry Johnston. “As expected, Clorox people everywhere stayed the course to deliver volume growth, significant cost savings and strong working capital results.”

Clorox reported first-quarter net earnings of $129 million, or 60 cents per diluted share, compared with net earnings in the year-ago first quarter of $145 million, or 65 cents per diluted share, for a decrease of 5 cents per diluted share, or 8 percent.

First-quarter volume grew 2 percent compared to the year-ago quarter. Excluding divestitures, volume increased 3 percent, reflecting growth in every segment of the business. Volume growth was driven by record shipments of Glad® products, record first-quarter shipments of charcoal, food and cat litter products, and a double-digit increase in Latin America shipments.First-quarter sales were flat at $1.05 billion. Excluding divestitures, sales increased 1 percent. The variance between volume and sales was primarily the result of increased trade-promotion spending to support new product activity and a product assortment shift to larger sizes due to merchandising activities at key retailers.

First-quarter gross margin declined 440 basis points, primarily due to start-up costs for new products, higher raw-material costs, a shift in timing of plant maintenance activities, increased contract-manufacturing costs for Match Light® charcoal, product mix and an unfavorable comparison to the year-ago quarter, in which gross margin benefited from an adjustment of coupon redemption rates. These factors were partially offset by strong cost savings behind the company’s continued focus on its strategy to cut costs everywhere.

Consistent with its strategy to drive growth, Clorox significantly increased trade-promotion spending to support new products and increased its investment in research and development (R&D) by 32 percent versus the prior year. At the same time, Clorox continued its high level of advertising support at more than 10 percent of net customer sales. The company's combined investments in trade-promotion spending, R&D and advertising increased by a double-digit percent versus the year-ago quarter.

The company achieved its fifth consecutive quarter of negative working capital, which averaged -2 percent of sales compared with -1 percent in the year-ago quarter, for an improvement of 100 basis points.

First-quarter cash provided by operations was $140 million compared with $204 million in the year-ago quarter. The current period results reflect the year-over-year earnings decline and a $37 million contribution to the company's pension plan.

During the quarter, Clorox used its free cash flow to buy back 3.3 million shares of the company's common stock on the open market at a cost of $147 million. Since July 1, 2002, Clorox has bought a total of 15 million shares of its stock at a cost of $647 million under the board-authorized stock-repurchase program and the company's ongoing program to offset potential stock option dilution.

Clorox’s earnings and segment information are reported in accordance with generally accepted accounting principles in the United States (GAAP). Percentage and basis-point changes noted in this press release are calculated based on numbers that are not rounded. The company has posted additional details regarding its results at www.clorox.com/investors/qr.html.

First-Quarter Results by Business Segment

A summary of key first-quarter results by segment follows. All comparisons are with the first quarter of fiscal 2003.

Household Products – North America

1% volume growth

4% sales decline

24% pretax earnings decline

Volume growth in the segment was driven by all-time record shipments of Glad® products, due to record first-quarter shipments of Glad® trash bags and GladWare® containers, and the introduction of Glad® Press ’n Seal™ sealable plastic wrap. Also contributing to volume growth were new laundry and home care products and increased shipments of Clorox® bleach. Nearly offsetting these positive trends were declines in wipes and convenience mopping due to competitive activity and a high base-period comparison due to the prior-year launch of new Brita®pitchers with electronic filter change indicators. The variance between volume and sales was primarily the result of increased trade-promotion spending and unfavorable product mix, partially offset by a favorable foreign-exchange rate in Canada. Pretax earnings reflect cost savings that were more than offset by the impact of trade-promotion spending, start-up costs for new products, the Glad® joint venture and higher raw-material costs.

Specialty Products

4% volume growth, 7% growth excluding divestitures

4% sales growth, 6% growth excluding divestitures

5% pretax earnings decline

The segment’s strong volume growth was driven by increases in shipments of food products, cat litter and charcoal. Delivering record first-quarter shipments were Hidden Valley® bottled salad dressing, Fresh Step® scoopable cat litter, and Kingsford® and Match Light® charcoal. Scoop Away® cat litters and Fresh Step® regular cat litter achieved all-time record shipments. Pretax earnings reflect the benefit of volume gains that were more than offset by costs associated with contract manufacturing of Match Light® charcoal, higher raw-material costs and increased manufacturing costs largely due to a shift in the timing of charcoal plant maintenance activities.

Household Products – Latin America & Other

4% volume growth, 5% growth excluding divestitures

13% sales growth, 14% growth excluding divestitures

95% pretax earnings growth

Volume growth in the segment was primarily driven by increased shipments in Mexico and Argentina, partially offset by a decline in Korea insecticides shipments due to weather conditions. Sales growth outpaced volume growth due to favorable foreign-exchange rates and price increases, partially offset by unfavorable product mix. Pretax earnings primarily reflect a favorable comparison to the year-ago period, in which pretax earnings declined, and earnings growth in the current quarter due to revitalization of the Latin America business.

Outlook

For the second quarter, Clorox now expects earnings per diluted share in the range of 48 cents to 51 cents (GAAP), compared with 40 cents (GAAP) in the prior-year quarter. The company expects this strong earnings growth to be driven by a strengthening top line offset by higher commodity costs and trade-promotion spending to support new products. Second-quarter earnings results will also benefit from comparison to the year-ago quarter, which included an asset impairment charge for the company's business in Argentina that was slightly offset by lower trade-promotion spending related to closing out retailer promotion programs as the company converted to new systems. The company expects low- to mid-single-digit volume growth and low-single-digit sales growth compared with the prior-year quarter.

During the first quarter, Clorox exercised its option under the previously announced agreement with HC Investments Inc. (Henkel), to increase its planned repurchases of stock from Henkel by $15 million in the first half of fiscal year 2004. As a result, in the second quarter, Clorox now expects to repurchase $65 million of its common stock from Henkel. In addition, the company has already purchased $8 million of its common stock on the open market in the second quarter.

Clorox continues to expect that fiscal year 2004 results will be consistent with the company's previously communicated long-term expectations for double-digit earnings-per-diluted-share growth and 3 percent to 5 percent sales and volume growth. Specifically, for fiscal year 2004, the company's expectations are for earnings per diluted share in the range of $2.47 to $2.57.

Today’s Webcast

Today at 10:30 a.m. Pacific time (1:30 p.m. Eastern time), Clorox will host a live audio webcast of a discussion with the investment community regarding the company’s first-quarter results. The webcast can be accessed at www.clorox.com/investors. Following a live discussion, a replay of the webcast will be archived for one week on the company’s Web site.

The Clorox Company

The Clorox Company is a leading manufacturer and marketer of consumer products with fiscal year 2003 revenues of $4.1 billion. Clorox markets some of consumers' most trusted and recognized brand names, including its namesake bleach and cleaning products, Armor All® and STP® auto care products, Fresh Step® and Scoop Away® cat litters, Kingsford® charcoal briquets, Hidden Valley® and K C Masterpiece® dressings and sauces, Brita® water-filtration systems, and Glad® bags, wraps and containers. With 8,900 employees worldwide, the company manufactures products in 25 countries and markets them in more than 100 countries. Clorox is committed to making a positive difference in the communities where its employees work and live. Founded in 1980, The Clorox Company Foundation has awarded cash grants totaling more than $55 million to nonprofit organizations, schools and colleges; and in fiscal 2003 alone made product donations valued at $5 million. For more information about Clorox, visit the company's Web site at www.clorox.com.

Forward-Looking Statements

Except for historical information, matters discussed above, including statements about future volume, sales and earnings growth, profitability, costs, cost savings or expectations, are forward-looking statements based on management's estimates, assumptions and projections. Important factors that could cause results to differ materially from management's expectations are described in "Forward-Looking Statements and Risk Factors" and "Management's Discussion and Analysis of Financial Condition and Results of Operation" in the company's SEC Form 10-K for the year ended June 30, 2003, as updated from time to time in the company's SEC filings. Those factors include, but are not limited to, general economic and marketplace conditions and events; the company's costs, including the impact of world events on raw-material costs and/or supply disruption; risks inherent in litigation and international operations; the success of new products; the company's ability to manage and obtain the benefits of joint venture activities; the success of information systems design and implementation; integration of acquisitions; and environmental, regulatory and intellectual property matters.

Contacts

Kathryn Caulfield – Media Relations (510) 271-7209

Steve Austenfeld – Investor Relations (510) 271-2270

THE CLOROX COMPANY
Condensed Consolidated Statements of Earnings (Unaudited)
In millions, except share and per-share amounts
	Three Months Ended

	9/30/2003	9/30/2002

Net sales	$1,048	$1,047
Cost of products sold	591	544

Gross profit	457	503

Selling and administrative expenses	122	116
Advertising costs	106	111
Research and development costs	19	15
Restructuring and asset impairment costs	-	3
Interest expense	6	8
Other expense	3	6

Earnings from continuing operations before income taxes	201	244
Income taxes	71	86

Earnings from continuing operations	130	158
Losses from discontinued operations (1), net of tax benefits of $1 and $6 for the three-month periods ended September 30, 2003
and 2002, respectively	(1)	(13)

Net earnings	$129	$145

Earnings (losses) per common share
Basic
Continuing operations	$0.61	$0.71
Discontinued operations	(0.00)	(0.06)

Basic net earnings per common share	$0.61	$0.65

Diluted
Continuing operations	$0.60	$0.71
Discontinued operations	(0.00)	(0.06)

Diluted net earnings per common share	$0.60	$0.65

Weighted average shares outstanding (in thousands)
Basic	212,654	221,883
Diluted	214,807	224,051

Dividends per common share	$0.27	$0.22

(1)	Losses from discontinued operations of $13 in the quarter ended September 30, 2002, include
	operating losses of $0.1 million, estimated loss on disposal of $19.4 million, and a $6.0 million tax benefit.

The Clorox Company

Reconciliation Schedule (Unaudited)

In millions

First Quarter Net Sales (1)

	Three Months Ended Sept. 30, 2003			Three Months Ended Sept. 30, 2002
	Total Sales (GAAP)	Sales of Divested Businesses	Sales Excluding Divested Businesses	Total Sales (GAAP)	Sales of Divested Businesses	Sales Excluding Divested Businesses
Household Products- North America	$603	$0	$603	$628	($0)	$628
Specialty Products	318	0	318	306	(7)	299
Household Products -Latin America / Other	127	0	127	113	(1)	112
Total Company	$1,048	$0	$1,048	$1,047	($8)	$1,039

(1) These tables provide a quantitative reconciliation of the differences between financial measures that are not presented in accordance with Generally Accepted Accounting Principles in the United States (GAAP) and those calculated and presented in accordance with GAAP. Management believes that the presentation of a comparison of historical sales excluding divested operations (a non-GAAP financial measure) with sales in the current quarter (a GAAP measure) provides useful information to investors about current trends in the ongoing business. Management does not use this non-GAAP measure for any other purpose.

The Clorox Company

Segment Information (Unaudited)

In millions

	Net Sales			Earnings From Continuing Operations Before Income Taxes
	Three Months Ended		%	Three Months Ended		%
	9/30/2003	9/30/2002	Change (1)	9/30/2003	9/30/2002	Change (1)

Household Products:
North America	$603	$628	-4%	$156	$206	-24%
Latin America/Other	127	113	13%	31	16	95%

Specialty Products	318	306	4%	108	114	-5%

Corporate	-	-	-	(94)	(92)	-3%

Total Company	$1,048	$1,047	0%	$201	$244	-18%

(1) Percentages based on numbers that are not rounded.

The Clorox Company
Supplemental Volume Growth Information

Business Unit							Major drivers of change
	FY03					FY04
	Q1	Q2	Q3	Q4	FY	Q1

Laundry Care	3%	-4%	-3%	1%	0%	2%	Growth driven by the launch of Clorox Bleach Pen.
Home Care	20%	11%	-3%	-1%	6%	-2%	Decline due primarily to increased competitive activity forClorox ReadyMop and Clorox Disinfecting Wipes and distribution losses for Pine Sol, partially offset by new product launches.
Water Filtration	11%	4%	14%	0%	8%	-13%	Decline in shipments due to launch of new pitcher product and distribution gains in the prior period.
Bags & Wraps	-1%	6%	5%	11%	5%	11%	Increase behind launch of Glad Press 'n Seal and record Q1 shipments of Glad trash bags and GladWare containers.
Total Household Products - North America	7%	3%	-2%	2%	2%	1%
Household, excluding divestitures	9%	5%	0%	2%	4%	1%	Himolene business sold in Q3/FY02.

Seasonal Products	0%	-9%	5%	1%	1%	5%	10th consecutive quarter of higher charcoal shipments.
Seasonal, excluding divestitures	8%	5%	10%	2%	6%	8%	Maxforce business sold in Q3/FY02. Black Flag sold in Q4/FY03.
Cat Litter	-3%	3%	2%	1%	1%	6%	Record Q1 shipments for Fresh Step and Scoop Away brands behind distribution gains and promotional support.
Cat Litter, excluding divestitures	-2%	7%	13%	10%	7%	17%	Jonny Cat litter business sold in Q2/FY03.
Auto Care	0%	-1%	7%	-3%	1%	-11%	Decrease in shipments of Armor All Wipesdue to soft category consumption and discontinuation of private label production.
Dressing & Sauces	15%	12%	7%	16%	12%	15%	Increased shipments of K C Masterpiece barbecue sauce and record Q1 shipments for Hidden Valley bottled salad dressingdriven by promotional and advertising support.
Total Specialty Products	2%	2%	5%	3%	3%	4%
Specialty, excluding divestitures	4%	6%	9%	5%	6%	7%	Maxforce business sold in Q3/FY02, Jonny Cat litter business sold in Q2/FY03 and Black Flag sold in Q4/FY03.

Total Household Products - Latin America/Other	-7%	-9%	-4%	3%	-4%	4%	Increased shipments in Mexico, Argentina and Puerto Rico/Central America, offset by decline in Korea insecticides due to poor weather conditions.
LatAm/Other, excluding divestitures	-6%	-8%	-4%	4%	-3%	5%

Total Clorox	3%	1%	0%	2%	2%	2%
Total, excluding divestitures	5%	3%	2%	4%	4%	3%
Total North America, excl. divestitures	7%	5%	3%	3%	5%	3%

The Clorox Company

Supplemental Balance Sheet and Cash Flow Information – Preliminary* (unaudited)

For the quarter ended September 30, 2003

Working Capital (WC) Update

Inventories	273	249	+24	41	41	0 days
Accounts payable	282	279	+3	45	50	-5 days
Accrued liabilities	490	450	+40
Total WC1	-70	-60	-10
Avg W % Net Sales[2]	-2.0%	-1.0%	-1.0 pts

1 Current assets minus current liabilities excluding cash and short term debt.

2 Based on a two points average working capital divided by annualized Net sales (current quarter Net sales x 4).

  Inventory was higher primarily due to normalization of Charcoal inventory levels.
  Accounts payable days decreased due to higher costs in the current period.
  Accrued liabilities increased as a result of higher tax-related and other accruals.

Capital expenditures were $39 million

  $25 million related to infrastructure improvements, cost savings and new products.
  $14 million for process and system implementation (“Project Delta”).

Depreciation and amortization was $47 million

Cash provided by operations

  Preliminary cash provided by continuing operations is $140 million, 13% of sales and 31% below the year-ago quarter, due to a $37 million pension contribution in the current quarter and lower year-over-year earnings.

Share repurchases

  This quarter the company repurchased a total of about 3.3 million shares at a cost of about $147 million

*Preliminary estimates. Final numbers will be published in our Form 10-Q.